EXHIBIT 99



                        RAINFOREST CAFE AND LAKES GAMING
                             TERMINATE MERGER PLANS

Minneapolis, January 24, 2000 - Rainforest Cafe, Inc. (NASDAQ: RAIN) and Lakes Gaming, Inc. (NASDAQ: LACO) announced today that they will not proceed with their proposed merger transaction and have terminated their merger agreement. The termination was mutually agreed upon, and no payments will be made by either party. The $2 million termination fee from Rainforest Cafe will continue to be payable to Lakes if Rainforest Cafe consummates a takeover proposal within six months.

Kenneth W. Brimmer, President of Rainforest Cafe and Chairman of the Special Committee formed to consider the Rainforest/Lakes transaction, commented, "When we considered the Rainforest/Lakes transaction, we viewed it not as a sale of Rainforest Cafe but as a strategic revenue and earnings diversification opportunity for our Rainforest Cafe shareholders. Our shareholders would have owned approximately 55% of the combined company, and in that respect we were not selling Rainforest Cafe but rather acquiring and diversifying. The combination was expected to enhance value for Rainforest Cafe's shareholders by creating a more diverse business and giving our shareholders the ability to participate in what could be exceptional growth as the planned projects of Lakes are developed."

Mr. Brimmer continued, "Unfortunately, reaction to the Rainforest/Lakes combination has been negative, both as to the diversification and the pricing (using current trading prices) in the transaction. Rainforest Cafe and Lakes, therefore, have mutually decided not to pursue a combination of their companies."

Mr. Brimmer further added, "Although our focus has been to diversify and grow Rainforest Cafe rather than sell the company, we have had initial exploratory conversations in response to a third party's preliminary request to consider acquisition discussions. There is no assurance that any offer to purchase Rainforest Cafe will be received and further there is no assurance any such acquisition offer would be on terms and pricing acceptable to Rainforest Cafe."

Lyle Berman, Chairman of the Board of Lakes Gaming, and Chairman of Rainforest Cafe concurred. "The Lakes offer represented a strategic opportunity for Rainforest shareholders to participate in Lakes' expanding business plan, and to diversify the companies' respective revenue streams. However, Lakes is unwilling to participate in an auction for Rainforest and Lakes is not prepared to increase its offer. Therefore, the Lakes Board recognized that termination of the Merger Agreement would be appropriate."


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RAINFOREST CAFE, Inc. develops, owns and operates combination restaurant/retail facilities offering a stimulating and entertaining rain forest theme providing visitors with "A Wild Place to Shop and Eat"(R). There are currently 37 RAINFOREST CAFE(R) units open including 27 domestic locations and 10 international units. RAINFOREST CAFE, Inc.
common shares are traded on the NASDAQ National Market under the symbol RAIN.


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This news release (as well as information included in oral statements or other written statements made or to be made by the Company) may contain forward-looking statements, such as statements relating to future expansion, that involve risks and uncertainties relating to future events. Actual events or the Company's results may differ materially from the results discussed in the forward-looking statements. The Company does not expect to update forward-looking statements continually as conditions change. These risks and uncertainties include, but are not limited to, those relating to competition, fluctuations and changes in consumer preferences and attitudes, intellectual property protection, development and construction activities, and results of shareholder litigation. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's Form 10K filed with the Securities and Exchange Commission for the fiscal year ended January 3, 1999.

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